Exhibit 10.1

EXECUTION VERSION

$70,000,000

REVOLVING CREDIT AGREEMENT

dated as of August 7, 2013

among

BANKRATE, INC.,

as Borrower,

and

CERTAIN SUBSIDIARIES OF BANKRATE, INC.,

as Guarantors,

THE LENDERS PARTY HERETO

and

ROYAL BANK OF CANADA,

as Joint Lead Arranger, Joint Bookrunner, Joint Syndication Agent and

Administrative Agent

and

GOLDMAN SACHS BANK USA,

as Joint Lead Arranger, Joint Bookrunner and Joint Syndication Agent

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

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SCHEDULES

Schedule 1.01(a)	Guarantors
Schedule 1.01(b)	Unrestricted Subsidiaries
Schedule 1.01(i)	Existing Investments
Schedule 1.01(k)	Existing Liens
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.06	Intellectual Property
Schedule 3.07	Capital Stock and Subsidiaries
Schedule 3.08	Litigation
Schedule 3.12	Taxes
Schedule 3.14	Labor Matters
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 6.01(a)(4)	Existing Indebtedness
Schedule 6.04(b)(1)	Existing Restrictive Agreements

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Interest Election Request
Exhibit E-2	Form of Prepayment Notice
Exhibit F	Form of LC Request
Exhibit G	Form of Revolving Note
Exhibit H	Form of Intercompany Note
Exhibit I	Form of Non-Bank Certificate
Exhibit J	Solvency Certificate
Exhibit K	Incumbency Certificate
Exhibit L	Form of Joinder Agreement

Appendix A	Revolving Commitments

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REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of August 7, 2013, among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders (as defined below), ROYAL BANK OF CANADA, as joint lead arranger (in such capacity, an “Arranger”), joint bookrunner and joint syndication agent (in such capacity, a “Syndication Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and GOLDMAN SACHS BANK USA as joint lead arranger (in such capacity, an “Arranger” and, together with ROYAL BANK OF CANADA, the “Arrangers”), joint bookrunner and joint syndication agent (in such capacity, a “Syndication Agent” and, together with ROYAL BANK OF CANADA, the “Syndication Agents”).

WITNESSETH:

WHEREAS, Borrower has requested that the Lenders extend credit, at any time and from time to time prior to the Revolving Maturity Date (as defined below), in the form of Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $70.0 million (the “Revolving Credit Facility”). The Revolving Credit Facility may include one or more Letters of Credit (as defined below) from time to time.

WHEREAS, Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $10.0 million.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Banks are willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Indebtedness” shall mean Indebtedness (1) of a person or any of its Subsidiaries existing at the time such person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such person, or (3) of a person at the time such person merges with or into or consolidates or otherwise combines with the Borrower or any Restricted Subsidiary, in each case whether or not Incurred by such person in connection with such person becoming a Restricted Subsidiary of the Borrower or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” shall mean:

(1) any property or assets (other than Capital Stock) used or to be used by the Borrower, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or a Restricted Subsidiary of the Borrower; or

(3) Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary of the Borrower.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Royal Bank of Canada for deposits (for delivery on the first day of the relevant period) in dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Adjustment Date” each date on which the Borrower delivers a Compliance Certificate in accordance with Section 5.01(c).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20(a).

“Applicable Fee” shall mean, at any time, the amount set forth below, as based upon the Consolidated Total Leverage Ratio:

Level	Consolidated Total Leverage Ratio	Applicable Fee
I	> 2.00:1.00	0.50%
II	≤ 2.00:1.00	0.375%

From the Closing Date until the first Adjustment Date, margins shall be determined as if Level I were applicable. Thereafter, any increase or decrease in the Applicable Fee resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of each Adjustment Date based upon the Consolidated Total Leverage Ratio as of the last day of the immediately preceding fiscal quarter.

“Applicable Margin” shall mean, (i) with respect to each Revolving Loan, (a) 3.00% with respect to any ABR Loan and (b) 2.00% with respect to any Eurodollar Loan; provided that the Applicable Margin with respect to any Revolving Loan made pursuant to an Extended Revolving Commitment shall be as set forth in the Extension Offer.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Lenders or Issuing Bank by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” or “Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of Borrower (other than Capital Stock of Borrower) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or (b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance Section 6.01 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by a Restricted Subsidiary to Borrower or by Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business;

(4) a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of Borrower and its Restricted Subsidiaries;

(5) transactions permitted under Section 6.08 or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to Borrower or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7) any dispositions or issuance of Capital Stock of a Restricted Subsidiary, or any dispositions of properties or assets of Borrower or any Restricted Subsidiary, in each case in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) of less than $5.0 million;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 6.02 and the making of any Permitted Payment or Permitted Investment or dispositions, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) the granting of Liens not prohibited by Section 6.03;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions and asset securitizations, permitted hereunder; and

(18) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Associate” means (i) any person engaged in a Similar Business of which the Borrower or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Borrower or any Restricted Subsidiary of the Borrower.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.17(c)(ii).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01(d).

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock” of any person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” shall mean:

(1) United States dollars or, as to any Foreign Subsidiary, any applicable local currency;

(2) securities issued or directly and fully Guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state of the United States of America, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(7) Indebtedness issued by persons with a rating of “A-” or higher from S&P or “A3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(8) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(9) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” shall mean any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, credit cards, stored value cards, credit card processing services, debit cards, purchase cards (including so called “procurement cards” or “P-cards”), deposit and other accounts and merchant services.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of the Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall mean the occurrence of any of the following:

(a) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, to any person other than a Permitted Holder; or

(b) Borrower shall become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a Permitted Holder, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. A Change in Law shall not include the application or effect of any regulations promulgated and any interpretation or other guidance issued in connection with FATCA. For purposes of this Agreement, all requests, guidelines and directives issued by any United States regulatory authority (i) under or in connection the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), are deemed to have gone into effect after the Closing Date, regardless of the date adopted, issued, promulgated or implemented.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall have the meaning assigned to such term in Section 4.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and the Mortgaged Property (if any).

“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean Borrower and the Restricted Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees of such person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” for any period shall mean the Consolidated Net Income for such period:

(1) increased (without duplication) by

(a) provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be Incurred under Section 6.01 (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, and (ii) any amendment or other modification of the Senior Notes or this Agreement, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are included in this clause (e) shall not exceed 10% of Consolidated EBITDA in any four-quarter period; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of “run-rate” cost savings projected by Borrower in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by Borrower to be realized within twelve (12) months and (z) the aggregate amount added back pursuant to this clause (g) for any period shall not exceed 10% of Consolidated EBITDA for such period; plus

(h) any costs or expense incurred by Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of an issuance of Capital Stock of Borrower (other than Disqualified Capital Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 6.02(a)(C); plus

(i) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(j) any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); plus

(k) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Borrower and its Restricted Subsidiaries; plus

(l) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(2) decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Borrower and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” shall mean, with respect to any person for any period, without duplication, the sum of:

(1) consolidated interest expense of such person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness), and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any parent of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under GAAP; plus

(2) consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of Borrower and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) below, any net income (loss) of any person if such person is not a Restricted Subsidiary, except that Borrower’s equity in the net income of any such person for such period will be included in such Consolidated

Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of Borrower) could have been distributed by such person during such period to Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 6.02(a)(C)(i), any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, the Senior Notes or the Indenture, and (c) restrictions specified in Section 6.04(b)(12)(i), except that Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed during such period to Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of Borrower or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of Borrower);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Borrower or any Restricted Subsidiary owing to Borrower or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments;

(14) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(15) the amount of any expense to the extent a corresponding amount is received in cash (or to the extent that Borrower has made the determination that there exists reasonable evidence that such amount will be reimbursed) by Borrower and the Restricted Subsidiaries from a person other than Borrower or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods); and

(16) any net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations, and any net after-tax gains or losses on disposed, abandoned, transferred, closed or discontinued operations.

“Consolidated Secured Leverage” shall mean the sum of the aggregate outstanding Secured Indebtedness for borrowed money and Capitalized Lease Obligations of Borrower and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of Borrower and its Restricted Subsidiaries not to exceed $25.0 million.

“Consolidated Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Borrower are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for the purpose of determining Consolidated Secured Leverage, the aggregate amount of cash and Cash Equivalents of Borrower and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness Incurred on such date.

“Consolidated Total Leverage” shall mean the sum of the aggregate outstanding Indebtedness for borrowed money and Capitalized Lease Obligations of Borrower and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of Borrower and its Restricted Subsidiaries not to exceed $25.0 million.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (x) Consolidated Total Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of Borrower are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for purposes of Borrower’s compliance with the covenant in Section 6.09 (to the extent such covenant is then in effect) pro forma effect shall be given to the Incurrence of any Indebtedness pursuant to the provisions described in Section 6.01 on such date of determination; provided further that, for the purpose of determining Consolidated Total Leverage, the aggregate amount of cash and Cash Equivalents of Borrower and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness Incurred on such date.

“Contingent Obligation” shall mean, as to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other person (the “primary obligor”), including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by any Issuing Bank.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03.

“Cure Right” shall have the meaning assigned to such term in Section 8.03.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” shall mean any Revolving Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within five Business Days of the date required to be funded by it hereunder (unless (i) such Revolving Lender and at least one other unaffiliated Revolving Lender shall have notified the Administrative Agent and Borrower in writing of their good faith determination that a condition to their obligation to fund Revolving Loans or participations in Letters of Credit shall not have been satisfied and (ii) Revolving Lenders representing a majority in interest of the Commitments shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within five Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender when due any other amount required to be paid by it hereunder within five Business Days after receipt of written demand for payment from the Administrative Agent to such Lender, unless the subject of a good-faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to Borrower and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Designated Preferred Stock” shall mean, with respect to Borrower, Preferred Stock (other than Disqualified Capital Stock) (a) that is issued for cash (other than to Borrower or a Subsidiary of Borrower or an employee stock ownership plan or trust established by Borrower or any such Subsidiary for the benefit of their employees to the extent funded by Borrower or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of Borrower at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 6.02(a)(C)(ii).

“Disinterested Director” shall mean, with respect to any Affiliate Transaction, a member of the Board of Directors of Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of Borrower or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Capital Stock” shall mean, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Senior Notes or (b) the date on which there are no Senior Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock and (ii) any Capital

Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Capital Stock if any such redemption or repurchase obligation is subject to compliance by the relevant person with Section 6.02 provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any person, any Restricted Subsidiary of such person other than a Foreign Subsidiary.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Issuing Bank and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed and Borrower shall be deemed to have given such approval if it has not responded within ten Business Days); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.15.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” shall mean any written claim, notice, demand, order, action, or suit, or proceeding alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, codes or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Offering” shall mean (x) a sale of Capital Stock of the Borrower (other than Disqualified Capital Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Capital Stock or Designated Preferred Stock or through an Excluded Contribution) of the Borrower or any of its Restricted Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event” set forth in Section 4043(c) of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan in a distress termination described in Section 4041(c) of ERISA or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” shall mean Net Cash Proceeds or property or assets received by Borrower as capital contributions to the equity (other than through the issuance of Disqualified Capital Stock or Designated Preferred Stock) of Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Borrower or any Subsidiary of Borrower for the benefit of their employees to the extent funded by Borrower or any Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock or Designated Preferred Stock) of Borrower, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of Borrower.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes or similar Taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having its principal office or otherwise doing business (other than solely as a result of Borrower’s activities in a jurisdiction) or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) any backup withholding Tax that is required by Section 3406 of the Code (or any successor or corresponding provision thereto) to be withheld from amounts payable to it or for its account or any withholding Tax that is attributable to a U.S. Lender’s failure or inability to comply with Section 2.14(i), and (c) in the case of a Foreign Lender, any U.S. federal withholding Tax that (i) is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto, designates a new lending office, or otherwise becomes, or is treated as, a Lender for purposes of this Agreement except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.14(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.15; provided that this subclause (c)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.13(d), (ii) is attributable to such Foreign Lender’s failure or inability to comply with Section 2.14(e) or (iii) is attributable to such Foreign Lender’s failure or inability to comply with the requirements of FATCA to establish an exemption from withholding thereunder.

“Executive Order” shall have the meaning assigned to such term in Section 3.20(a).

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.19(a)(i).

“Extending Revolving Lender” shall have the meaning assigned to such term in Section 2.19(a)(i).

“Extension” shall have the meaning assigned to such term in Section 2.19(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.19(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version or successor provision that is substantively and administratively comparable) and any regulations promulgated thereunder or administrative interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated August 7, 2013, among the Borrower and the Arrangers.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” shall mean, with respect to any person on any determination date, the ratio of Consolidated EBITDA of such person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available to the Fixed Charges of such person for four consecutive fiscal quarters. In the event that the Borrower or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under this Credit Agreement or any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the date as of which the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions described in Section 6.01 (other than Indebtedness Incurred pursuant to clause (b)(5) thereof).

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Borrower or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Borrower, including cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the

Borrower to be realized within twelve (12) months. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (including under this Credit Agreement) computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charge Coverage Ratio Calculation Date” shall have the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio”.

“Fixed Charges” shall mean, with respect to any person for any period, the sum of:

(1) Consolidated Interest Expense of such person for such Period;

(2) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such person during such period; and

(3) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock during this period.

“Foreign Lender” shall mean any Lender that is not a U.S. person.

“Foreign Subsidiary” shall mean: (i) a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia (and any Subsidiary of any such Subsidiary); or (ii) a Restricted Subsidiary substantially all of which assets consist of stock of a controlled foreign corporation, as defined in Section 957 of the Code.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person, including any such obligation, direct or indirect, contingent or otherwise, of such person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or (2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, regulated or defined as a pollutant or contaminant or as hazardous or toxic or words of similar import under any applicable Environmental Law.

“Hedging Obligations” shall mean, with respect to any person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Incur” shall mean issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” shall mean, (a) with respect to any person on any date of determination (without duplication):

(1) the principal of indebtedness of such person for borrowed money;

(2) the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such person;

(6) the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Capital Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other persons;

(8) Guarantees by such person of the principal component of Indebtedness of other persons to the extent Guaranteed by such person; and

(9) to the extent not otherwise included in this definition, net obligations of such person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Indebtedness of any person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

(b) Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business;

(ii) Cash Management Services;

(iii) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Indenture” shall mean that certain Indenture, dated as of August 7, 2013, by and among Borrower, certain subsidiaries of Borrower and Wilmington Trust, National Association, as Trustee, as may be amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of Borrower, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Agreements” shall have the meaning assigned to such term in Section 6.04.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit H.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E-1.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Investments” shall mean, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a person that is a Restricted Subsidiary such that, after giving effect thereto, such person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 6.02:

(1) “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by an Officer of or the Board of Directors of the Borrower.

“Investment Grade Securities” shall mean: (1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents); (2) securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents); (3) debt securities or debt instruments with a rating of “A—” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and (4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Issuing Bank” shall mean any financial institution that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) in its capacity as issuer of Letters of Credit issued by it.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L.

“LC Commitment” shall mean the commitment of the Issuing Banks to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall initially be $10.0 million, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) each of the financial institutions listed on the signature pages hereto as a Lender and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” shall mean any Standby Letter of Credit issued or to be issued by an Issuing Bank for the account of Borrower and on behalf of Borrower or its Subsidiaries pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge or any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan Documents” shall mean this Agreement, the Letters of Credit (if any), the Notes (if any), and the Security Documents.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loan” shall mean a Revolving Loan.

“Management Advances” shall mean loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of Borrower or any Restricted Subsidiary: (1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of Borrower or its Subsidiaries with (in the case of this subclause (b)) the approval of the Board of Directors; (2) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or (3) not exceeding $5.0 million in the aggregate outstanding at any time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Borrower and the Restricted Subsidiaries, taken as a whole, (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their obligations under any Loan Document or (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document.

“Material Subsidiary” shall mean any Restricted Subsidiary of Borrower that, as of the last day of the most recently ended fiscal quarter of Borrower, had assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 5.0% of the Total Assets of Borrower or 5.0% of the consolidated revenues of Borrower.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.19(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent with such schedules and including such provisions as shall be necessary in the reasonable judgment of the Administrative Agent to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Nationally Recognized Statistical Rating Organization” shall mean a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Sale shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders (other than Borrower or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by Borrower or any Restricted Subsidiary after such Asset Sale.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” shall mean any Restricted Subsidiary that is not a Guarantor.

“Non-Public Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note Guarantee” shall mean the guarantee by any Guarantor relating to Borrower’s obligations under the Indenture and the Senior Notes.

“Notes” shall mean any notes evidencing the Revolving Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit G.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03.

“Obligations” shall mean obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including Fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.20(b)(v).

“Officer” means, with respect to any person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any person, a certificate signed by one Officer of such person.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such taxes imposed as a result of any assignment of, or any sale of a participation under, all or any portion of this Agreement.

“Parent” shall mean Ben Holding S.à.r.l., a company organized under the laws of Luxembourg.

“Pari Passu Indebtedness” means Indebtedness of the Borrower which ranks equally in right of payment to the Loans or of any Guarantor if such Indebtedness ranks equally in right of payment to its Guarantee.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 10.13.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCBs” shall have the meaning assigned to such term in the definition of Hazardous Materials.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of assets used or useful in a Similar Business, or a combination of such assets and cash or Cash Equivalents, between Borrower or any of its Restricted Subsidiaries and another person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged shall constitute Net Available Cash and must be applied in accordance with Section 6.05.

“Permitted Cure Securities” shall mean equity securities (other than Disqualified Capital Stock) of Parent designated as Permitted Cure Securities in a certificate delivered by Borrower to the Administrative Agent that are issued in connection with Cure Rights being exercised by Borrower under Section 8.03 (the net proceeds of which are contributed to the common equity of Borrower).

“Permitted Holders” shall mean Sponsor and members of senior management of Borrower, a Restricted Subsidiary or any direct or indirect parent entity of the foregoing on the Closing Date who are holders of Capital Stock of Borrower (or any of its direct or indirect parent companies) and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsor and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Borrower or any of its direct or indirect parent companies held by such group.

“Permitted Investment” shall mean (in each case, by the Borrower or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Borrower or (b) a person (including the Capital Stock of any such person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another person if such person is engaged in any Similar Business and as a result of such Investment such other person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Sale;

(9) Investments existing or pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 1.01(i) and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(10) Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 6.01;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 6.03;

(12) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Capital Stock) as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 6.06(b) (except those described in clauses (1), (3), (6), (7), (8) and (10) thereof);

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;

(15) (i) Guarantees of Indebtedness of the Borrower or any of its Restricted Subsidiaries not prohibited by Section 6.01 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Borrower or any of its Restricted Subsidiaries that are permitted by this Agreement;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(17) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other persons;

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(20) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $30.0 million and 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $75.0 million and 6.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication of any amounts applied pursuant to Section 6.02(a)(C); provided that if such Investment is in Capital Stock of a person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21).

“Permitted Liens” shall mean, with respect to any person:

(1) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent for a period of thirty (30) or more days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of Borrower and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Borrower and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of Borrower or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Agreement; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 6.01(a)(8)(c) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9) (i) Liens on assets or property of Borrower or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 6.01 and (b) any such Liens may not extend to any assets or property of Borrower or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(10) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by Borrower and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens existing on the Closing Date and listed on Schedule 1.01(k), excluding Liens securing this Agreement;

(12) Liens on property, other assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary (or at the time Borrower or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of Borrower or any Restricted Subsidiary securing Indebtedness or other obligations of Borrower or such Restricted Subsidiary owing to Borrower or another Restricted Subsidiary, or Liens in favor of Borrower or any Restricted Subsidiary;

(14) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Borrower or any Restricted Subsidiary of Borrower has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) Liens granted pursuant to the Security Documents to secure the Secured Obligations (as defined in the Security Agreement);

(20) Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 6.01(a)(10) covering only the assets of such Foreign Subsidiary;

(21) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22) any security granted over the marketable securities portfolio described in clause (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23) Liens on specific items of inventory of other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens on equipment of Borrower or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(28) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 6.05 in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of $30.0 million or 2.5% of Total Assets at any one time outstanding; or

(30) Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant Section 6.01; provided that, with respect to liens securing Obligations permitted under this clause, at the time of Incurrence, the Consolidated Secured Leverage Ratio, on a pro forma basis, would be no greater than 1.50 to 1.0.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness,

“Permitted Payments” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 5.01(i).

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prime Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) The RBC Prime Rate; and

(b)  1/2 of 1% per annum above the Federal Funds Rate

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Public Lender” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RBC Prime Rate” shall mean the rate of interest per annum determined by Royal Bank of Canada from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank of Canada is charging any corporate customer.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinancing Indebtedness” shall mean Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Capital Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Capital Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Capital Stock or Preferred Stock;

(2) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Capital Stock or Preferred Stock of a Subsidiary of Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Capital Stock or Preferred Stock of Borrower or a Guarantor; or

(ii) Indebtedness, Disqualified Capital Stock or Preferred Stock of Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Capital Stock or Preferred Stock of an Unrestricted Subsidiary;

(iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(iv) if the Indebtedness being refinanced constituted Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes or the applicable Guarantee on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any other Indebtedness.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.02.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Revolving Loans outstanding, LC Exposure and unused Revolving Commitments; provided, that the Revolving Loans, LC Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to it under Section 6.02.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Availability Period” shall mean the period with respect to the Revolving Credit Facility, from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or the applicable Assignment and Assumption, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $70.0 million.

“Revolving Credit Facility” shall have the meaning assigned to such term in the preliminary statements.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(a). Each Revolving Loan shall either be an ABR Loan or a Eurodollar Loan.

“Revolving Maturity Date” shall mean (i) with respect to the Revolving Credit Facility, May 17, 2018 and (ii) with respect to any tranche of Extended Revolving Commitment, the final maturity date as specified in the applicable Extension Offer accepted by the respective Extending Revolving Lender or Lenders.

“S&P” shall mean Standard & Poor’s Investors Ratings Services or any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement providing for the leasing by Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Borrower or such Restricted Subsidiary to a third person in contemplation of such leasing.

“Secured Indebtedness” shall mean any Indebtedness secured by a Lien.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all Hedging Obligations of Borrower and the other Loan Parties under agreements entered into with any counterparty that is a Lender or an Affiliate of a Lender and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under Cash Management Services (including overdrafts and related liabilities); provided, however, that the Secured Obligations of any Guarantor shall not include the excluded Swap Obligations of such Guarantor.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, each Issuing Bank, each counterparty in respect of a Hedging Obligation if such person is a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender and each counterparty to an agreement evidencing Cash Management Services, if such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as amended.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, among Borrower, certain Subsidiaries of Borrower, as Grantors, and the Administrative Agent, as may be amended, amended and restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Security Agreement Collateral” shall mean the “Collateral” under and as defined in the Security Agreement.

“Security Documents” shall mean the Security Agreement, security agreements, collateral assignments, agency agreements and related agreements, instruments and documents executed and delivered pursuant to this Agreement or the Security Agreement or any of the foregoing, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, and pursuant to which Security Agreement Collateral is pledged, assigned or granted to or on behalf of the Administrative Agent for the ratable benefit of the Secured Parties.

“Senior Notes” shall mean the 6.125% notes due 2018 issued by Borrower in connection with the Indenture and any notes issued in exchange therefor pursuant to an exchange offer registered with the Securities and Exchange Commission.

“Significant Subsidiary” shall mean any Guarantor that as of the latest audited consolidated financial statements of Borrower, would constitute a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means (a) any businesses, services or activities engaged in by Borrower or any of its Subsidiaries or any Associates on the Closing Date and (b) any businesses, services and activities engaged in by Borrower or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Sponsor” shall mean Apax Partners, L.P. and its Affiliates and funds or partnerships managed or advised by it or any of its Affiliates, in each case other than their respective portfolio companies.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower of any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or other purposes that are typical in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean, with respect to any person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the Obligations of Borrower or any Guarantor, as applicable, pursuant to a written agreement.

“Subsidiary” means, with respect to any person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” or “Syndication Agents” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges of a similar nature imposed by any Governmental Authority, including any interest, additions to tax or penalties relating thereto.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Total Assets” shall mean, as of any date, the total consolidated assets of Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Borrower and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transaction Costs” shall mean all fees, costs and expenses incurred or payable by Borrower or any Subsidiary in connection with the Transactions.

“Transactions” shall mean, collectively, the execution, delivery and performance of the Loan Documents and the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S. person” shall mean any person that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of Borrower listed on Schedule 1.01(b), (b) any Subsidiary of Borrower designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” shall mean a Domestic Subsidiary of Borrower, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a person other than Borrower or another Domestic Subsidiary) is owned by Borrower or another Domestic Subsidiary.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about.”

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time; provided, however, that if Borrower notifies the Administrative Agent that Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to Borrower and the Required Lenders.

Section 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of (i) the Revolving Maturity Date and (ii) the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable available Commitments; provided that, the failure of any Lender to make its Loan shall not in itself relieve any other Lender under this Section 2.02(a) of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.10 and 2.11 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings under the Revolving Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.17(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing (other than a deemed Borrowing pursuant to Section 2.17(e)(ii), as to which this Section 2.03 shall not apply), Borrower shall deliver, by hand delivery, telecopier or electronic mail, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location (which shall be an account in the United States) and number of Borrower’s account to which funds are to be disbursed; and

(f) that the conditions set forth in Sections 4.02(b) through (e) have been satisfied as of the date of the Borrowing Request.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded, absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (which is not a Defaulting Lender) a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitments of such Revolving Lenders. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Revolving Commitment terminates; provided that no Commitment Fee shall be owing to any Lender that is a Defaulting Lender. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon pursuant to the Fee Letter, dated the date hereof, between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (which is not a Defaulting Lender) a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily maximum aggregate amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination) during the period from and including the Closing Date to but excluding the date on which such Lender’s Revolving Commitment terminates; provided that no LC Participation Fee shall be owing to any Lender that is a Defaulting Lender, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at a rate equal to 0.25% (or such other percentage as agreed between Borrower and the applicable Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Revolving Closing Fee. Borrower agrees to pay to each Revolving Lender on the Closing Date as compensation for such Revolving Lender’s Revolving Commitment, a closing fee equal to 0.50% of such Revolving Lender’s Revolving Commitment as of the Closing Date. Such closing fee shall be in all respects fully earned, due and payable on the Closing Date.

(e) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (b), (g) or (h), all overdue amounts shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal and, to the extent permitted by applicable law, any overdue interest payments on the Loans at the rate otherwise applicable to such Loan pursuant to the preceding paragraphs plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2.5 million; (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that, subject to Section 2.12, a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case, each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Request. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery, telecopier or electronic mail, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the requirements of clause (d) of this Section 2.09 and Section 2.12; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2.5 million or, if less, the outstanding principal amount of such Borrowing.

(b) Mandatory Revolving Loan Prepayments. Subject to the terms of the Security Agreement:

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and replace all outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Revolving Borrowings and second, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit from an issuer reasonably satisfactory to the Issuing Bank, or, subject to compliance with the Security Agreement, cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(c) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(d), subject to the provisions of this Section 2.09(c). Any optional prepayments of Loans pursuant to Section 2.09(a) shall be applied, at the option of Borrower (which option shall be set forth in the notice referred to in this Section 2.09(c)), to repay outstanding Revolving Loans, in the manner directed by Borrower. Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(d) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be substantially in the form of Exhibit E-2 and shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof and of each Lender’s Pro Rata Percentage of the prepayment. Such notice to the Lenders may be by telecopier or electronic mail; provided that each such notice via electronic mail must be approved on a case-by-case basis by the Administrative Agent. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.11 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to materially increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to materially reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of such Lender or such Issuing Bank (which request shall set forth in reasonable detail the basis for requesting such amounts), Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return, Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth in good faith and reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Coordination. The foregoing provisions of this Section 2.11 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.14.

Section 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15(b), then, in any such event, Borrower shall compensate each Lender for the actual and realized loss, cost and expense (excluding, in any case, loss of anticipated profit) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within five days after receipt thereof.

Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, Fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its payment account, except (i) payments to be made directly to the Issuing Bank as expressly provided herein, (ii) payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and (iii) payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders (other than Defaulting Lenders) pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders (other than Defaulting Lenders). Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders (other than Defaulting Lenders).

(iii) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and Fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(d) Sharing of Set-Off. If any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.13(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall become a Defaulting Lender, including by virtue of a failure of such Lender to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(e), 2.17(d), 2.17(e) or 10.03(c), then the Administrative Agent shall, notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement, or Borrower’s obligations to pay or collateralize any Obligations that arise directly or indirectly by virtue of such Lender being a Defaulting Lender (including for the avoidance of doubt Obligations in respect of Letters of Credit that are cash collateralized by Borrower as contemplated in Section 2.17(i)), until all such unsatisfied obligations and Obligations are fully paid and collateralized.

Section 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party or the Administrative Agent shall make such deductions and (iii) the applicable Loan Party or the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, if the Administrative Agent elects to pay such Other Taxes, timely reimburse the Administrative Agent for the payment of such Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document or Other Taxes by Borrower to a Governmental Authority pursuant to this Section 2.14, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent), but only to the extent such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i) duly completed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed originals of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed originals of Internal Revenue Service Form W-8BEN,

(iv) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (A) duly completed originals of Internal Revenue Service Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), and (v) of this paragraph (e) that would be required of each beneficial owner (or partner or Participant) if the beneficial owner (or partner or Participant) were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, the Lender may provide the certificate required under paragraph (e)(iii) above on behalf of such partners; or

(v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Administrative Agent and Borrower, at the time or times prescribed by law and at such other time or times reasonably requested by the Administrative Agent or Borrower, the documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and the additional documentation reasonably requested by the Administrative Agent or Borrower as may be necessary for the Administrative Agent or Borrower to comply with its obligations under FATCA, to determine that the Lender has or has not complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from the payment.

(g) Obligation to Update. Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.14(e) or (f) above expires or becomes obsolete or inaccurate, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) (h) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.14, it shall promptly notify Borrower of such refund and pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to Borrower pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person.

(h) (i) U.S. Lenders. Each Lender who is a U.S. person, on or prior to the date on which it becomes a Lender and from time to time thereafter if requested by Borrower or the Administrative Agent, shall provide Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, accurately certifying that such Lender is entitled to exemption from U.S backup withholding tax.

(i) (j) Indemnification by the Lenders. Each Lender and Issuing Bank shall severally indemnify (i) the Administrative Agent, within 10 days after demand therefor, for any Indemnified Taxes (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (ii) Borrower and the Administrative Agent for any Excluded Taxes, in each case attributable to such Lender or Issuing Bank that are payable or paid by the Administrative Agent or Borrower (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent or Borrower (as applicable) shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent or Borrower (subject to compliance with the Security Agreement), as applicable, to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent or Borrower (as applicable) to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent or Borrower (as applicable) under this paragraph (i). The agreements in this paragraph (i) shall survive the resignation and/or replacement of the Administrative Agent.

(j) (k) Foreign Administrative Agent. If the Administrative Agent is a U.S. branch of a foreign bank subject to regulatory supervision by the Federal Reserve Board, then Borrower and the Administrative Agent will agree to treat the Administrative Agent as a U.S. person to the extent permissible under Treasury Regulations Section 1.1441-1(b)(2)(iv). Pursuant to that regulation, the Administrative Agent shall, to the extent it is legally entitled to do so, deliver to Borrower on or prior to the date on which the Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower), an executed original of Internal Revenue Service Form W-8IMY.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth in reasonable detail such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(c), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Administrative Agent shall have been paid the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or Borrower (in the case of all other amounts;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, with respect to an exercise by Borrower of its rights under this Section 2.15(b) resulting from a claim for compensation by such Lender under Section 2.11, such Lender withdraws or waives such claim within ten Business Days of such Lender’s receipt of the notice to such Lender of Borrower’s intent to exercise of its rights under this Section 2.15(b) referred to above.

Section 2.16 [Reserved].

Section 2.17 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request an Issuing Bank, and such Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time prior to the earlier of (i) 30 days prior to the Revolving Maturity Date and (ii) the end of the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). Such Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, such Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary contained in this Section 2.17 or elsewhere in this Agreement, in the event that a Revolving Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each LC Disbursement.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by other electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 2:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to such Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(ix) the Letter of Credit to be amended, renewed or extended;

(x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(xi) the nature of the proposed amendment, renewal or extension; and

(xii) such other matters as the Issuing Bank may reasonably require.

If requested by an Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Section 4.02 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $500,000.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.17(d). On the last Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii) If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.17(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or collateralization of any Letter of Credit in accordance with the terms of this Agreement and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives notice thereof from the Issuing Bank and/or Administrative Agent; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loans.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.17(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall, subject to compliance with the Security Agreement, deposit on terms and in interest bearing accounts reasonably satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral (subject to compliance with the Security Agreement) shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Administrative Agent to reimburse (after the payment of all costs and reasonable expenses incurred by the Administrative Agent as set forth in Section 5.5 of the Security Agreement) the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Secured Obligations and in accordance with Section 5.5 of the Security Agreement. If, subject to compliance with the Security Agreement, Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Issuing Banks. Borrower may, at any time and from time to time, designate one or more financial institutions to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and the existing Issuing Banks (if any). Any such financial institution designated as an issuing bank pursuant to this paragraph (j) shall become a party hereto and shall be deemed to be the Issuing Bank with respect to Letters of Credit issued or to be issued by it, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such financial institution in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. Such Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid Fronting Fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Provisions Related to Extended Revolving Commitments. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.17(e)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.17(i). If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(m) Other.

(i) No Issuing Bank shall be under an obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it.

(ii) No Issuing Bank shall be under an obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) If, at the time a Lender becomes a Defaulting Lender, such Lender has any LC Exposure then:

(i) all or any part of such LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent (x) the sum of all such non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Pro Rata Percentage of the LC Exposure does not exceed the total of all such non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall, subject to compliance with the Security Agreement, within five Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Pro Rata Percentage of the aggregate LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.17(i) for so long as such LC Exposure is out-standing;

(iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Percentage of the aggregate LC Exposure pursuant to this Section 2.18(a), Borrower shall not be required to pay any Fees to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s Pro Rata Percentage of the LC Exposure for the period such Defaulting Lender’s Pro Rata Percentage of the LC Exposure is cash collateralized;

(iv) if the Pro Rata Percentages of the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.18(a), then the Fees payable to the Revolving Lenders pursuant to Section 2.05(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentage; and

(v) if any Defaulting Lender’s Pro Rata Percentage of the aggregate LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Lender hereunder, all Fees payable under Section 2.05(c) with respect to such Defaulting Lender’s Pro Rata Percentage of the LC Exposure shall be payable to the Issuing Bank ratably in accordance with the portion of such LC Exposure attributable to each Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(b) so long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.18(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein).

(c) In the event that the Administrative Agent, Borrower and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Percentages of the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine to be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Percentage.

Section 2.19 Extensions of Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders holding Revolving Commitments, with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, an “Extension”, and each group of Revolving Commitments, in each case as so extended, as well as the original Revolving Commitments (in each case not so extended being a “tranche”); any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) except as to interest rates, fees and final maturity (which shall be determined by Borrower and set forth in the relevant Extension Offer), the Revolving Commitments of any Revolving Lender that agrees to an extension with respect to such Revolving Commitments (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be Revolving Commitments (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (A) subject to the provisions of Section 2.17(l) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Applicable Percentage of the Revolving Commitments (and except as provided in Section 2.17(l), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (B) all borrowings under Revolving Commitments, and repayments thereunder, as applicable, shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non-extending Revolving Commitments) and (C) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different maturity dates;

(ii) if the aggregate principal amount of Revolving Commitments, in respect of which Revolving Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, offered to be extended by Borrower pursuant to such Extension Offer, then the Revolving Commitments of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Extension Offer;

(iii) all documentation in respect of such Extension shall be consistent with the foregoing; and

(iv) any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower.

(b) With respect to all Extensions consummated by Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Revolving Commitments of any or all applicable tranches be tendered. The Administrative Agent, the Issuing Bank and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.09 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.

(c) No consent of any Lender, the Issuing Bank or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments (or a portion thereof) and (ii) the consent of the

Issuing Bank, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu or junior lien basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facility hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

Section 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any

Company, (c) will not violate any Requirement of Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2012, audited by and accompanied by the unqualified opinion of Grant Thornton LLP, independent public accountants, and (ii) the unaudited consolidated balance sheets and related statements of income of Borrower and its Subsidiaries for each fiscal quarter of the current fiscal year ending more than 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (in the case of financial statements delivered pursuant to Sections 5.01(b) and (c), subject to normal year-end audit adjustments and the absence of footnotes) and present fairly and in all material respects the financial condition and results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect. Since December 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) [Reserved.]

(d) Forecasts. Any forecasts of financial performance of Borrower and its Subsidiaries furnished to the Lenders prior to the Closing Date have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable at the time such forecasts are delivered (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

Section 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased, licensed or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.

(c) No Casualty Event. As of the Closing Date, no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. In the case of any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Section 5.10 and 5.11, no such Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Collateral. The use by each Company of the Collateral and all such rights with respect thereto do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that, to the extent material, are listed in Schedule 3.06, and other than non-material licenses entered into by the Loan Parties in the ordinary course of business, on and as of the Closing Date each Loan Party owns and possesses the right to use, and has not authorized any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedule 3.06. All registrations listed in Schedule 3.06 are in full force and effect and, to Loan Parties’ knowledge, valid.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any Copyright, Patent or Trademark listed in Schedule 3.06, pledged by it under the name of such Loan Party, except as may be set forth on Schedule 3.06.

Section 3.07 Capital Stock and Subsidiaries.

(a) Capital Stock. Schedule 3.07 correctly sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Closing Date, (ii) the number of each class of its Capital Stock authorized, and the number outstanding, on the Closing Date and (iii) the ownership interests of Borrower and its Guarantors in their respective Subsidiaries as of the Closing Date. All Capital Stock of each Company (other than any Foreign Subsidiary) are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Capital Stock pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and other Permitted Liens, and, with respect to the Capital Stock of Borrower and its Wholly Owned Domestic Subsidiaries, except as set forth on Schedule 3.07, as of the Closing Date there are no outstanding subscriptions, warrants, options, rights or other agreements or commitments that require the issuance of any such Capital Stock.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation or perfection of the security interest of the Administrative Agent in any Capital Stock pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof, except as have been obtained.

(c) Organizational Chart. An organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date is set forth on Schedule 3.07 and is accurate in all material respects as of the Closing Date.

Section 3.08 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.17, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 3.10 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

Section 3.11 Use of Proceeds. Borrower will use the proceeds of Revolving Loans made after the Closing Date for ongoing working capital requirements of Borrower and its Subsidiaries and other general corporate purposes, including the financing of capital expenditures and acquisitions.

Section 3.12 Taxes. Except as set forth on Schedule 3.12, each Company has (a) timely filed or caused to be timely filed all material Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.13 No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

Section 3.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. Except as set forth on Schedule 3.14, the hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (the valuation of contingent debts and liabilities being computed in light of all facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or material liability); and (d) Borrower (on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.16 Employee Benefit Plans. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(b) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(d) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies;

(e) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(f) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(g) To the knowledge of the Companies, no Real Property or facility owned, operated or leased by the Companies or formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies; and

(i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law.

Section 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Company’s Real Property (if any), and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement (if any are applicable), in each case, to the extent the same could not reasonably be expected to have a Material Adverse Effect. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.19 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral. The Liens created by such Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) PTO Filing; Copyright Office Filing. The Liens created by such Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents or Trademarks (as such terms are defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c) Mortgages. In the case of any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Sections 5.10 and 5.11, if any, such Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, valid and enforceable Liens (except as otherwise expressly provided in this Agreement or such Security Document) on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Administrative Agent, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11, such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

Section 3.20 Anti-Terrorism Law. (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(a) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the borrowing on the Closing Date.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. In addition to the conditions set forth in Section 4.02, the Lenders and, if applicable, each Issuing Bank shall not be required to fund any Credit Extension until the date (the “Closing Date”) that each of the following conditions has been satisfied.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart to this Agreement and the Notes, if any.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary or the managing member of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Borrowing Requests delivered under this Agreement, in substantially the form of Exhibit K hereto (with such amendments and modifications as may be approved by the Administrative Agent); and

(iii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of its state or organization.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.02(b) through (e).

(d) Financial Statements. The Lenders shall have received the financial statements described in Section 3.04.

(e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinion(s) of legal counsel to the Companies (which may, with respect to certain matters agreed to by the Administrative Agent, include in-house counsel), as are customary for transactions of this type.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer of Borrower substantially in the form of Exhibit J, certifying the solvency of Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(g) Fees. The Administrative Agent shall have received all Fees and other amounts due, payable and invoiced on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and out-of-pocket expenses of Kirkland & Ellis LLP, special counsel to the Administrative Agent and the Arrangers) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(h) [Reserved]

(i) [Reserved]

(j) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and the Arrangers.

(k) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders and requested thereby at least 10 Business Days prior to the Closing Date in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act including the information described in Section 10.13.

(l) Credit Rating. Borrower shall have used commercially reasonable efforts to obtain a corporate family rating from Moody’s, a corporate credit rating from S&P and a public credit rating for the Revolving Credit Facility from each of Moody’s and S&P.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(b).

(b) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such prior date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the making of Loans hereunder.

(e) Consolidated Total Leverage Ratio. At the time of and immediately after giving effect to any such Credit Extension that causes the aggregate principal amount of Credit Extensions to exceed 30% of the total Commitments of all Lenders at such time, the Consolidated Total Leverage Ratio on a pro forma basis (including the amount of such Credit Extension, but otherwise based on the most recently delivered financial statements) shall not exceed 4.00:1.00.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) through (e) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenant in Section 6.09) as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.02(b) through (e) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower and each Guarantor covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a matter reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Borrower and each Guarantor will, and will cause each of the Restricted Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent (for prompt delivery to each Lender), the following:

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis (with statistical analysis), in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-K);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2013, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a narrative report and management’s discussion and analysis (with statistical analysis), in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-Q);

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the fiscal quarter ending September 30, 2013, calculating the covenant contained in Section 6.09, with computations in reasonable detail reasonably satisfactory to the Administrative Agent; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2013, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries (it being understood that such report shall be limited to items that the independent certified public accountant is permitted to cover in such report pursuant to their professional standards and customs of the profession), which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to the financial covenant under Section 6.09 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto, in each case, to the extent permitted to be delivered by the applicable accountants upon Borrower’s request (it being understood that Borrower shall use best efforts to obtain such permission);

(f) Budgets. Within 105 days after the beginning of each fiscal year of Borrower (beginning with fiscal year 2014), a budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the periods covered thereby;

(g) Indenture. Promptly provide copies of any notices or reports provided to the Trustee (as defined in the Indenture) pursuant to Section 3.10 of the Indenture not otherwise provided to the Administrative Agent under this Section 5.01.

(h) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

(i) Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Subsidiaries and their securities.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent (for prompt delivery to each Lender), written notice of the following promptly after any Responsible Officer of any Borrower acquires knowledge thereof:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and promptly (and no more than 15 days after receiving such request) provide copies to the Administrative Agent and upon written request of the Administrative Agent of all pleadings and judgments related to such item; and

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.08 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) comply with all material agreements except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; and (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (iv) pay and perform its obligations under all Loan Documents; and (v) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and subject to casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.08; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

Section 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to each property that is material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) Requirements of Insurance. (i) Borrower will use its commercially reasonable efforts to cause all such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) Borrower shall cause all such insurance to name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05 Payment of Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien or (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 30 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to have a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan maintained by any Company; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan maintained by any Company (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account (i) in which full, true and correct entries are recorded in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which all dealings and transactions in relation to its business and activities are recorded. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that in the absence of an Event of Default, no more than one such visit for the Administrative Agent and the Lenders will be permitted in a year. So long as no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to coordinate the visits and inspections of individual Lenders to minimize inconvenience.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.11 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Standby Letter of Credit.

Section 5.09 Compliance with Environmental Laws; Environmental Reports.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect: (i) comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; (ii) use commercially reasonable efforts to obtain and renew all material Environmental Permits applicable to its operations and Real Property; and (iii) conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such longer period approved by the Administrative Agent) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) [Reserved].

(c) With respect to any fee interest in any real property acquired by Borrower or any Guarantor after the Closing Date with a purchase price of greater than $5.0 million:

(i) Borrower shall deliver to the Administrative Agent, as mortgagee, for its benefit and for the benefit of the other Security Parties, fully executed counterparts of Mortgages, each dated as of the date of acquisition of such property duly executed by Borrower or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(ii) Borrower shall deliver to the Administrative Agent mortgagee’s title insurance policies in favor of the Administrative Agent, as mortgagee for the ratable benefit of the Security Parties in an amount equal to 100% of the fair market value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(iii) Borrower shall deliver to the Administrative Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (A) an updated survey certification in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (B) an affidavit from Borrower and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by Borrower or such Guarantor, as applicable, of such Premises for Borrower or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises.

Section 5.11 Security Interests; Further Assurances. To the extent required under this Agreement or any of the Security Documents, Borrower and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that may reasonably be necessary, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral Borrower shall deliver or cause to be delivered to the Administrative Agent and the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower shall execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12 Information Regarding Collateral. Within 30 days after the date of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with written notice of the changes described in the preceding sentence.

Section 5.13 Designation of Subsidiaries. The Board of Directors of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.09 if as of the last day of the preceding fiscal quarter such covenant was in effect (and, if in effect, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of such designation, such Restricted Subsidiary is a “Restricted Subsidiary” (as defined in the Indenture) under the Indenture, unless such Subsidiary will simultaneously be designated as an “Unrestricted Subsidiary” (as defined in the Indenture) under the Indenture. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the net book value of Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 5.14 Ratings. Borrower shall use commercially reasonable efforts to maintain a corporate family rating from Moody’s, a corporate credit rating from S&P and a public credit rating for the Revolving Credit Facility from each of Moody’s and S&P.

ARTICLE VI

NEGATIVE COVENANTS

Borrower and each Guarantor covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a manner reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Borrower and each Guarantor will not, nor will they cause or permit any of the Restricted Subsidiaries to:

Section 6.01 Indebtedness. Incur any Indebtedness (including Acquired Indebtedness); provided, however, that Borrower and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for Borrower and its Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of $20.0 million of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph.

(a) This Section 6.01 will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred under this Agreement and the other Loan Documents;

(2) Guarantees by Borrower or any Restricted Subsidiary of Indebtedness of Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted by this Section 6.01;

(3) Indebtedness of Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Borrower or any Restricted Subsidiary; provided, however, that:

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a person other than Borrower or a Restricted Subsidiary of Borrower; and

(b) any sale or other transfer of any such Indebtedness to a person other than Borrower or a Restricted Subsidiary of Borrower,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Borrower or such Restricted Subsidiary, as the case may be; provided, further, that any such Indebtedness owing by Borrower or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans or such Restricted Subsidiary’s Guarantee as the case may be;

(4) Indebtedness represented by (i) the Senior Notes (other than any Additional Notes), including any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness incurred pursuant to clause (a)) outstanding on the Closing Date and listed on Schedule 6.01(a)(4), (iii) Refinancing Indebtedness incurred in respect of any Indebtedness described in this clause or clause (e) of this paragraph or Incurred pursuant to the first paragraph of Section 6.01, and (iv) Management Advances;

(5) (x) Indebtedness of Borrower or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Acquired Indebtedness; provided that after giving effect to such acquisition, merger or consolidation, either

(a) Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(b) the Fixed Charge Coverage Ratio of Borrower and the Restricted Subsidiary would not be lower than immediately prior to such acquisition, merger or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $40.0 million and (b) 3.5% of Total Assets at the time of incurrence and any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by Borrower or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of Borrower and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a Disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Borrower and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of (a) $25.0 million and (b) 2.0% of Total Assets at any time outstanding and any Refinancing Indebtedness in respect thereof;

(11) Indebtedness consisting of promissory notes issued by Borrower or any of its Subsidiaries to any current or former employee, director or consultant of Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of Borrower that is permitted by Section 6.02;

(12) Indebtedness of Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and

(13) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (a) $50.0 million and (b) 4.0% of Total Assets.

(b) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) subject to clause (3) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant;

(2) subject to clause (3) below, additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3) all Indebtedness outstanding on the Closing Date under this Agreement shall be deemed to have been Incurred on the Closing Date under clause (1) of the second paragraph of the description of this covenant and may not be reclassified at any time pursuant to clause (1) or (2) of this paragraph;

(4) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5) the principal amount of any Disqualified Capital Stock of Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Capital Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section 6.01.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Borrower as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.01, Borrower shall be in default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Borrower or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.02 Restricted Payments.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of Borrower’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving Borrower or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of Borrower (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock of Borrower; and

(b) dividends or distributions payable to Borrower or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than Borrower or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Borrower held by persons other than Borrower or a Restricted Subsidiary of Borrower;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 6.01(b)(3); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time Borrower or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B) Borrower is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under Section 6.01 after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (including Permitted Payments permitted below by clauses (b)(1) (without duplication), (b)(9), (b)(10) and (b)(14)(b) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after July 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of Borrower are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Borrower from the issue or sale of its Capital Stock (other than Disqualified Capital Stock or Designated Preferred Stock) subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Capital Stock or Designated Preferred Stock) of Borrower subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by Borrower or any Subsidiary of Borrower for the benefit of its employees to the extent funded by Borrower or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (b)(6) of this Section, and (z) Excluded Contributions);

(iii) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by Borrower or any Restricted Subsidiary from the issuance or sale (other than to Borrower or a Restricted Subsidiary of Borrower or an employee stock ownership plan or trust established by Borrower or any Subsidiary of Borrower for the benefit of their employees to the extent funded by Borrower or any Restricted Subsidiary) by Borrower or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness, Disqualified Capital Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of Borrower (other than Disqualified Capital Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by Borrower or any Restricted Subsidiary upon such conversion or exchange;

(iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to Borrower or a Restricted Subsidiary) of Restricted Investments made by Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or (ii) the sale (other than to Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; and

(v) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

(b) The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Agreement;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Borrower (other than Disqualified Capital Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Capital Stock or Designated Preferred Stock or through an Excluded Contribution) of Borrower; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (c) of the preceding paragraph;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred under Section 6.01 above;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of Borrower or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred under Section 6.01 above;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Capital Stock or Preferred Stock of a Restricted Subsidiary:

(A) from Net Available Cash to the extent permitted under Section 6.05 below, but only if Borrower shall have first complied with Section 6.05 and purchased all Senior Notes tendered pursuant to any offer to repurchase all the Senior Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Capital Stock or Preferred Stock; or

(B) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was otherwise acquired by Borrower or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Capital Stock (other than Disqualified Capital Stock) of Borrower held by any future, present or former employee, director or consultant of Borrower, any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $30.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Capital Stock or Designated Preferred Stock or Excluded Contributions) of Borrower to members of management, directors or consultants of Borrower or any of its Subsidiaries that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (a)(C) of this Section; plus

(B) the cash proceeds of key man life insurance policies received by Borrower and its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of Borrower or Restricted Subsidiaries in connection with a repurchase of Capital Stock of Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(7) the declaration and payment of dividends on Disqualified Capital Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under 6.01 above;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) so long as no Default or Event of Default has occurred and is continuing (or would result from), the declaration and payment by the Borrower of dividends on the common stock or common equity interests of the Borrower in an amount not to exceed, in any fiscal year, $10.0 million plus an amount equal to 6% of the aggregate proceeds received by the Borrower in or from any public offering of common stock or common equity interests of the Borrower after the Closing Date, other than public offerings with respect to common stock or common equity interests registered on Form S-4 or Form S-8 and other than any public offering constituting an Excluded Contribution;

(10) payments by Borrower, to holders of Capital Stock of Borrower in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock;

(11) Restricted Payments that are made with Excluded Contributions;

(12) (i) the declaration and payment of dividends on Designated Preferred Stock of Borrower issued after the Closing Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by Borrower or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Capital Stock or an Excluded Contribution) of Borrower, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Refunding Capital Stock that is Preferred Stock, after giving effect to such payment on a pro forma basis, Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of Section 6.01;

(13) dividends or other distributions of Capital Stock of, or Indebtedness owed to Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(14) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), (a) any Restricted Payments (including loans or advances) in an aggregate amount outstanding under this clause (14) at the time made not to exceed $125.0 million, and (b) at any time Restricted Payments of $125.0 million have been made pursuant to subclause (a) of this clause (14), additional Restricted Payments (including loans or advances) if on the date such Restricted Payment is made and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio for the Borrower and its Restricted Subsidiaries is less than 2.00 to 1.00; and

(15) so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Capital Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (15)

above, or is permitted pursuant to the first paragraph of this covenant, Borrower will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Chief Financial Officer or Board of Directors of Borrower acting in good faith.

Section 6.03 Liens. Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of Borrower), whether owned on the Closing Date or acquired after that date, which Lien secures any Indebtedness.

Section 6.04 Restrictions on Distributions from Restricted Subsidiaries.

(a) Create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to Borrower or any Restricted Subsidiary;

(2) make any loans or advances to Borrower or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to Borrower or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Borrower or any Restricted Subsidiary to other Indebtedness Incurred by Borrower or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of the preceding paragraph will not prohibit:

(1) any encumbrance or restriction pursuant to this Agreement and the other Loan Documents or any other agreement or instrument, in each case, in effect at or entered into on the Closing Date and listed on Schedule 6.04(b)(1);

(2) any encumbrance or restriction pursuant to the Indenture, the Senior Notes and the Note Guarantees (or any agreement relating to any refinancing or replacement of Indebtedness outstanding under the Indenture that is permitted hereunder);

(3) any encumbrance or restriction pursuant to an agreement or instrument of a person or relating to any Capital Stock or Indebtedness of a person, entered into on or before the date on which such person was acquired by or merged, consolidated or otherwise combined with or into Borrower or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by Borrower or any Restricted

Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was acquired by Borrower or was merged, consolidated or otherwise combined with or into Borrower or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date;

(4) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B) contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of Borrower or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Borrower or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired;

(6) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a person of all or substantially all the Capital Stock or assets of Borrower or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7) customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(8) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10) any encumbrance or restriction pursuant to Hedging Obligations;

(11) other Indebtedness, Disqualified Capital Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to Closing Date pursuant to Section 6.01 that impose encumbrances or restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Section 6.01 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (i) the encumbrances and restrictions contained in this Agreement, together with the security documents associated therewith as in effect on the Closing Date or (ii) in comparable financings (as determined in good faith by Borrower) and where, in the case of clause (ii), either (a) Borrower determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, Borrower’s ability to make principal or interest payments on the Obligations or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(13) any encumbrance or restriction existing by reason of any lien permitted under Section 6.03 or

(14) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (13) of this paragraph (b) or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (13) of this paragraph or this clause (14); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by Borrower).

Section 6.05 Sales of Assets and Subsidiary Stock.

(a) Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless:

(1) The Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale), as determined in good faith by the Board of Directors or an Officer of Borrower, of the shares and assets subject to such Asset Sale (including, for the avoidance of doubt, if such Asset Sale is a Permitted Asset Swap); and

(2) in any such Asset Sale, or series of related Asset Sale (except to the extent the Asset Sale is a Permitted Asset Swap), at least 75% of the consideration from such Asset Sale (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) received by Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b) Borrower or any of its Restricted Subsidiaries, at its respective option, may apply such Net Available Cash from any Asset Sale to:

(1) (i) prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to Borrower or any Restricted Subsidiary) or Indebtedness hereunder within 365 days from the later of (A) the date of such Asset Sale and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent Borrower redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (ii) and Borrower attempts to equally and ratably reduce obligations under the Senior Notes as required under the Indenture but such payments are waived or otherwise declined by any holder of Senior Notes, then Borrower shall apply 100% of such waived or otherwise declined amounts towards the prepayment, repayment or purchase of other Pari Passu Indebtedness; and/or

(2) to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Borrower or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Sale and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; and

provided that, pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, Borrower and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Agreement.

(c) For the purposes of clause (a)(2) of this Section, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of Borrower or a Restricted Subsidiary (other than Subordinated Indebtedness of Borrower or a Guarantor) and the release of Borrower or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Sale;

(2) securities, notes or other obligations received by Borrower or any Restricted Subsidiary of Borrower from the transferee that are converted by Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale;

(4) consideration consisting of Indebtedness of Borrower (other than Subordinated Indebtedness) received after the Closing Date from persons who are not Borrower or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by Borrower or any Restricted Subsidiary in such Asset Sales having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $20.0 million and 1.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06 Affiliate Transactions.

(a) Enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower (an “Affiliate Transaction”) involving aggregate value in excess of $2.0 million unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction or series of related transactions have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 6.06 (a)(2) if such Affiliate Transaction is approved by a majority of Disinterested Directors, if any.

(b) The provisions of the preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made under Section 6.02 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of Borrower, any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants, in each case in the ordinary course of business;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among Borrower and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5) the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of Borrower or any Restricted Subsidiary of Borrower (whether directly or indirectly and including through any person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of Borrower or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to Borrower or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of Borrower or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(8) any transaction between or among Borrower or any Restricted Subsidiary and any Affiliate of Borrower or an Associate that would constitute an Affiliate Transaction solely because Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate or Associate;

(9) issuances or sales of Capital Stock (other than Disqualified Capital Stock or Designated Preferred Stock) of Borrower or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of Borrower or any Restricted Subsidiary;

(10) transactions in which Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.06(a)(1);

(11) the existence of, or the performance by Borrower or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect when taken as a whole as compared to such agreement as in effect on the Closing Date; and

(12) any purchases by Borrower’s Affiliates of Indebtedness or Disqualified Capital Stock of Borrower or any of its Restricted Subsidiaries; provided that (i) such purchases by Borrower’s Affiliates are on the same terms as such purchases by such persons who are not Borrower’s Affiliates and (ii) in each instance, Borrower’s Affiliates purchase no more than 15.0% of any such issue of Indebtedness or Disqualified Capital Stock.

(D)

Section 6.07 Guarantees. Borrower (i) will not permit any of its Wholly Owned Domestic Subsidiaries (and non-Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries if such non-Wholly Owned Domestic Subsidiaries Guarantee, or are a co-Borrower of, other capital markets debt securities or syndicated bank indebtedness of the Borrower or any Restricted Subsidiary or Guarantee all or a portion of, or are a co-borrower under, this Agreement), other than a Guarantor, to (x) Guarantee the payment of any Indebtedness of Borrower or any Guarantor or (y) incur any Indebtedness and (ii) will not permit any other Restricted Subsidiary that is not a Guarantor to Guarantee the payment of any Indebtedness of the Borrower or any Guarantor, in each case, unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a joinder to this Agreement providing for a Guarantee by such Restricted Subsidiary; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans or such Guarantor’s Guarantee; and

(2) such Restricted Subsidiary shall deliver to the Administrative Agent an opinion of counsel stating that:

(c) such Guarantee has been duly executed and authorized; and

(d) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this covenant shall not be applicable (i) to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of Borrower’s obligations hereunder by such Subsidiary would not be permitted under applicable law.

Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the 30-day period described above.

Section 6.08 Merger and Consolidation.

(a) Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person.

(1) For purposes of this Section 6.08(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Borrower, which properties and assets, if held by Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Borrower.

(2) Notwithstanding the foregoing, (a) any Restricted Subsidiary of Borrower may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to Borrower and (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.

(3) Notwithstanding the foregoing, Borrower may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of Borrower, reincorporating Borrower in another jurisdiction, or changing the legal form of Borrower.

(b) No Guarantor may:

(1) consolidate with or merge with or into any person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any person, unless

(A) the other person is Borrower or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) a Guarantor is the continuing person or (y) the resulting, surviving or transferee person expressly assumes all of the obligations of the Guarantor under its Guarantee and the Loan Documents; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to Borrower or a Restricted Subsidiary) otherwise permitted by this Agreement.

Section 6.09 Maximum Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio on a pro forma basis to exceed with respect to the last day of any Test Period, 4.00:1.00. Notwithstanding the foregoing, this Section 6.09 shall be in effect (and shall only be in effect) as of the last day of any fiscal quarter, if the aggregate amount (without duplication) of Letters of Credit (other than Letters of Credit that are issued and not drawn to the extent that such Letters of Credit are Cash Collateralized) and Loans outstanding exceed, on a pro forma basis, 30% of the total Commitments of all Lenders at such time as of the last day of such Test Period.

Section 6.10 Modifications of Organizational Documents and Other Documents, etc.

Directly or indirectly:

(a) amend or modify, or permit the amendment or modification of, any provision of the Indenture or any other document governing the Senior Notes in any manner that is adverse in any material respect to the interests of the Lenders or the Administrative Agent;

(b) amend or modify, or permit the amendment or modification of, any provision of any document governing any Subordinated Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders or the Administrative Agent or in a manner that would be inconsistent with the definition of “Subordinated Indebtedness”; or

(c) amend or modify any of its Organizational Documents other than any such amendments or modifications which are not materially adverse to the interests of the Lenders taken as a whole.

Section 6.11 Business. With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date and businesses that are, in good faith judgment of the Board of Directors of Borrower, similar, complementary or reasonably related to or are reasonable extensions thereof.

Section 6.12 Fiscal Year. Change its fiscal year-end to a date other than December 31.

Section 6.13 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, to secure the Obligations, except any prohibition or limitation (i) that exist pursuant to applicable Requirements of Law, (ii) that consist of customary restrictions and conditions contained in any agreement relating to the sale or disposition of the Equity Interests of a Subsidiary or any property permitted under Section 6.05 pending the consummation of such sale, (iii) that restrict subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (iv) that exist in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (v) that is in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01(a)(iv) or any agreements related to any Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such prohibition or limitation; (vi) contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (vii) that restrict assignment of any agreement entered into in the ordinary course of business; (viii) contained in the document relating to any Lien, so long as such Lien is a Permitted Lien and such prohibition or limitation is not created for purposes of avoiding the restrictions imposed by this Section 6.13; (ix) imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property securing such Indebtedness; (x) in respect of customary net worth provisions contained in Real Property leases entered into by Subsidiaries; (xi) in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor; (xii) imposed on cash or other deposits by customers under contracts entered into in the ordinary course of business; (xiii) that exists pursuant to agreements described under Section 6.04 or (xiv) that is imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements referred to in clause (i) through (xiii) of this Section 6.13; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.14 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.14).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

Section 6.15 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any agreement evidencing Hedging Obligations or Cash Management Services entered into with a counterparty that is a Secured Party, except Excluded Swap Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Issuing Bank or any Lender or the Administrative Agent for the benefit of the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 7.08.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent obligations for which no claim has been made) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or otherwise exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(a)(3) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.07 General Limitation on Guarantee Obligations. In any action or proceeding involving any state, corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.08 Release of Guarantors. Any Guarantor shall be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) (a) if, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the property of any Guarantor is sold or otherwise transferred to a person or persons, none of which is Borrower or a Subsidiary, (b) if such Guarantor ceases to be a Subsidiary of Borrower as a result of a transaction otherwise permitted by the Loan Documents, (c) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon effectiveness of such designation or when if first ceases to be a Restricted Subsidiary, respectively or (d) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) Hedging Obligations not yet due and payable and (B) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit that are not cash collateralized.

Section 7.09 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 7.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a release of Guarantors pursuant to Section 7.08. Each Qualified ECP Guarantor intends that this Section 7.10 constitute, and this Section 7.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information by any Loan Party contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Sections 5.02(a), 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any of Borrower or any Material Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $20.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time); provided, further, that clause (ii) of this Section 8.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary disposition of the property or assets securing such Indebtedness, if such disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such disposition; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary, or of a substantial part of the property of such person, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary or for a substantial part of the property of such person; or (iii) the winding-up or liquidation of any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Borrower or any Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary, or for a substantial part of the property of such person or group; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as permitted under Section 6.08;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $20.0 million (exclusive of amounts covered by insurance for which coverage is not denied) shall be rendered against any of Borrower or any Significant Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any of Borrower or any Significant Subsidiary to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) except to the extent resulting from the negligence or willful misconduct of the Administrative Agent so long as not resulting from the breach or non-compliance with any Loan Document by any Loan Party, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document in favor of the Administrative Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid and perfected (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Borrower or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for Borrower, would constitute a Significant Subsidiary seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any such person repudiates or denies any portion of its liability or obligation for the Obligations or, if applicable, its Guarantee under Article VII for any reason, other than as permitted hereunder; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrower fails to comply with the requirements of the financial covenant set forth in Section 6.09, until the expiration of the 10th Business Day subsequent to the date the certificate calculating compliance with such financial covenant is required to be delivered pursuant to Section 5.01(c), Parent shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Parent, and in each case, to contribute any such cash to the capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right and written notice to the Administrative Agent, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b) If, after giving effect to the foregoing recalculations, Borrower shall be in compliance with the requirements of all financial covenant set forth in Section 6.09, Borrower shall be deemed to have satisfied the requirements of Section 6.09 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such financial covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(c) To the extent a fiscal quarter ended for which such financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of such financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such fiscal quarter in such subsequent fiscal period;

provided that, notwithstanding anything herein to the contrary, (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right may be exercised no more than five times during the term of this Agreement, (iii) for purposes of this Section 8.03, the Cure Amount shall be no greater than the amount required for purposes of curing the non-compliance with financial covenant set forth in Section 6.09 and (iv) the Cure Amount will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA); provided, further that upon the Administrative Agent’s receipt of a notice from Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following date of required delivery of the related Compliance Certificate to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate or suspend the Commitments and neither the Administrative Agent nor any other Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an allegation of an Event of Default having occurred and being continuing under Article VIII due to failure by Borrower to comply with the requirements of Section 6.09 for the applicable Test Period.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Royal Bank of Canada, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and each of the Issuing Banks hereby irrevocably authorizes the Administrative Agent to execute and deliver the Security Agreement and to enter into such other documents as shall be necessary to give effect to (i) the ranking and priority of Indebtedness contemplated by the Security Agreement and (ii) the Collateral contemplated by the other Security Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Security Agreement to the same extent as if it were a party thereto. Except as provided in Section 9.06 and Section 9.09, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent in its capacity as a Lender. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Without limiting the generality of the foregoing, the use of the term “Agent” or “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.04 Reliance by Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation and Removal of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default has occurred or is continuing, the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders (with, so long as no Event of Default has occurred or is continuing, the consent of Borrower (such consent not to be unreasonably withheld)) appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the joint bookrunners, Arrangers, or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 9.09 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent for the benefit of the Secured Parties under any Loan Document shall be automatically released (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) Hedging Obligations not yet due and payable and (B) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit that are not cash collateralized, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any person other than Borrower or any Guarantor (to the extent not prohibited under the Security Agreement), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or, with respect to the release of all or substantially all of the Collateral from the Liens of the Security Documents, by each Lender or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below (provided, that if such Guarantor (1) is released from its obligations under its Guaranty as a result of all or substantially all of its property being sold or otherwise transferred to a person or persons none of which is Borrower or a Subsidiary or (2) ceases to be a Subsidiary of Borrower as a result of a transaction otherwise permitted by the Loan Documents, such sale or transfer or transaction, as applicable, is not prohibited under the Security Agreement);

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (3), (11) and (12) of the definition of “Permitted Liens”; and

(c) that any Guarantor shall be automatically released from its obligations under the Guarantee in accordance with Section 7.08.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with, and subject to the terms of the Loan Documents and this Section 9.09.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

if to any Loan Party, to Borrower at:

Bankrate, Inc.

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

Attention: Edward J. DiMaria

Telecopy: (917) 368-8697

if to the Administrative Agent to it at:

Royal Bank of Canada

4th Floor, 20 King Street West,

Toronto, Ontario M5H 1C4

Att: Manager, Agency Services Group

Facsimile: 416-842-4023

if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Each Loan Party, each Lender, Issuing Bank and each agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the

“Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at or at such e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Without limiting the generality of the foregoing, any document required to be delivered pursuant to Section 5.01 or Section 5.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; or (ii) on which such documents are posted on Borrower’s behalf on an Internet (including the SEC’s EDGAR site) or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents if so requested by the Administrative Agent. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Administrative Agent, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Revolving Credit Facility.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), and except as otherwise expressly provided in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest or Fees payable hereunder (other than waiver of any increases in the interest rate pursuant to Section 2.06(c)), (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), (D) postpone the date for payment of any Reimbursement Obligation or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date or (E) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (except as permitted pursuant to Section 6.08);

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(viii) change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders consented to by the Required Lenders);

(ix) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(x) change or waive any provision of Article IX as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent; or

(xi) change or waive any obligation of the Lenders relating to (A) the issuance of Letters of Credit, without the written consent of each Issuing Bank or (B) the purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and each Issuing Bank.

(c) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay from time to time upon demand on and after the Closing Date (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facility provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented or invoiced out-of-pocket fees and expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including reasonable fees, charges and disbursements of one counsel for the Administrative Agent, Lenders and Issuing Bank and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such persons (and in the case of an actual conflict of interest, where the person affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of another counsel for such person)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented or invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and the reasonable and documented or invoiced out-of-pocket fees and expenses related thereto (including reasonable fees, charges and disbursements of one counsel for all Indemnitees and, if necessary, one local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of another counsel for such Indemnitee)) incurred by any

Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to any of the following, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the syndication of the credit facility provided for herein or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available solely to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s material breach of its obligations hereunder or under any other Loan Document. For the avoidance of doubt, paragraph (a) and (b) of this Section 10.03 shall not apply in respect of Taxes, which shall instead be governed by Section 2.14.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or any Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time (in each case, as determined as if no Lender was a Defaulting Lender).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Each Loan Party also agrees that no Indemnitee will have any liability to any Loan Party or any person asserting claims on behalf of or in right of any Loan Party or any other person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Loan Party solely to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s material breach of its obligations hereunder or under any other Loan Document; provided, however, that in no event will any Indemnitee have any liability thereto for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, the Administrative Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(f) Payments. All amounts due under this Section shall be payable not later than five Business Days after demand therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower (other than as provided in Section 6.08) may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section, the Administrative Agent and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment of the Commitment and Loans made (A) by or to Royal Bank of Canada or Goldman Sachs Bank USA or (B) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2.5 million unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (g) or (h) has occurred and is continuing, Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed and Borrower shall have been deemed to consent to any such assignment if it has not responded within ten Business Days);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all relevant tax forms.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 10.03 (subject to the requirements of those Sections) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, any Issuing Bank and any Lender (with respect to (i) any entry relating to such Lender’s Loans or (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans) during normal business hours and upon reasonable prior notice to the Administrative Agent.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent or the Issuing Banks sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section 10.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or collateral assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that, with respect to Revolving Loans, the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Revolving Loan under this Agreement unless the requirements of this Section 10.04 concerning assignments are fully satisfied.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the agents, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13, 2.14 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof; provided that with respect to Section 10.12, the survival thereof shall expire upon the one year anniversary of the termination of this Agreement.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender), each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court (other than with respect to actions by any agent in respect of rights under any Security Document governed by a law other than the laws of the State of New York or with respect to any Collateral subject thereto). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic mail) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below) in accordance with the Administrative Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (provided, that with respect to clauses (b) and (c) of this Section 10.12, unless prohibited by applicable law in the opinion of its counsel or court order, the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall use reasonable efforts to notify Borrower of any such request, requirement or subpoena prior to the disclosure of any Information and in any event, will notify Borrower as soon as reasonably practicable in the event of any such disclosure (other than in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to this Section 10.12 or a written agreement containing provisions substantially the same as those of this Section 10.12 or a written confirmation of the same, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender or (g) with the written consent of Borrower. In addition, the Administrative Agent, each Lender and the Issuing Banks may disclose the existence of this Agreement and general information about this Agreement, and the terms hereof, to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Lenders and the Issuing Banks in connection with the administration and management of this Agreement and the other Loan Documents. For purposes of this Section, “Information” means all written information concerning Borrower or any of its Subsidiaries or any of its direct or indirect shareholders, or any of their respective employees, directors or Affiliates (including, without limitation, the Permitted Holders) received by the Arrangers, Administrative Agent, any Issuing Bank or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document, including, without limitation, forecasts, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) was acquired or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including, without limitation, the Permitted Holders) or any of their respective agents or representatives. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 [Reserved].

Section 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.17 No Fiduciary Duty. The Administrative Agent, each Arranger, each Lender, each Issuing Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their equityholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its equityholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANKRATE, INC.

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Senior Vice President and Chief Financial Officer

NETQUOTE HOLDINGS, INC.

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Vice President and Secretary

NETQUOTE INC

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Secretary

CREDITCARDS.COM, INC.

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Vice President and Secretary

LINKOFFERS, INC.

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Vice President and Secretary

[Signature Page to the Credit Agreement]

ROYAL BANK OF CANADA, as Administrative Agent, Arranger, Syndication Agent

By:	/s/ Ann Hurley
Name:	Ann Hurley
Title:	Manager, Agency

ROYAL BANK OF CANADA, as Lender

By:	/s/ Kamran Khan
Name:	Kamran Khan
Title:	Authorized Signatory

[Signature Page to the Credit Agreement]

Goldman Sachs Bank USA as Arranger, Syndication Agent and Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Signature Page to the Credit Agreement]

APPENDIX A

TO REVOLVING CREDIT AGREEMENT

Revolving Commitments

Lender	Total Revolving Commitment	Pro Rata Share
Royal Bank of Canada	$35,000,000	50%
Goldman Sachs Bank USA	$35,000,000	50%

Total	$70,000,000.00	100%

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

Bankrate, Inc.

Agent Address:	Goldman Sachs Bank USA	Return form to:
	c/o Goldman Sachs & Co.	Telephone:
30 Hudson Street, 36th Floor
	Jersey City, NJ 07302	Facsimile:
E-mail:
with a copy to

Goldman Sachs Bank USA
200 West Street
New York, New York 10282-2198

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐	Yes	☐	No

•	Coming in via Assignment	☐	Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Bid Contact	LC Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.	Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement (defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, guarantees and participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	BANKRATE, INC.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Revolving Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: The Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent (in such capacity, a “Syndication Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent (in such capacity, a “Syndication Agent” and, together with GOLDMAN SACHS BANK USA, the “Syndication Agents”).

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Tranche A Revolving Loans	$	$		%
Tranche B Revolving Loans	$	$		%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANKRATE, INC.[4]

By:
Name:
Title:

[3]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.
[4]	To be completed to the extent consent is required under Section 10.04(b) and the definition of “Eligible Assignee”.

GOLDMAN SACHS BANK USA, [5] as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],[6]
as Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

[5]	To be completed to the extent consent is required under Section 10.04(b).
[6]	Reference to Issuing Bank (if any) required for an assignment of Tranche A Revolving Commitments.

ANNEX 1 to Assignment and Assumption

BANKRATE, INC.

REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Revolving Credit Agreement (subject to receipt of such consents as may be required under the Revolving Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Revolving Credit Agreement and has received or been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Revolving Credit Agreement, unless it is already a Lender under the Revolving Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date (unless such fee has been waived by the Administrative Agent) and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14(e) of the Revolving Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued up to but excluding the Effective Date and to the Assignee for amounts that have accrued on and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees and other amounts paid or payable in kind on and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

[Form of]

BORROWING REQUEST

Goldman Sachs Bank USA

as Administrative Agent for

the Lenders referred to below,

c/o Goldman Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

with a copy to

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Attention: [            ]

Re: BANKRATE, INC.

[Date]

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and as administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

Borrower hereby gives you notice pursuant to Section 2.03 of the Revolving Credit Agreement that it requests a Borrowing under the Revolving Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	[Tranche A Revolving Loans] [Tranche B Revolving Loans]

(B)	Principal amount of Borrowing[1]

(C)	Date of Borrowing (which is a Business Day)

(D)	Type of Borrowing	[ABR] [Eurodollar]

(E)	For Eurodollar Borrowing, the Interest Period and the last day thereof[2]

(F)	Funds are requested to be disbursed to Borrower’s account with [BANK] (Account No. ).

We hereby certify that:

(1) The undersigned is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the Borrowing requested herein and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(2) Each of the representations and warranties made by the undersigned set forth in Article III of the Revolving Credit Agreement or in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such prior date.

(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order has been issued or is pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by the Revolving Credit Agreement or the making of Loans thereunder.

(4) As of today, and at the time of and after giving effect to the Borrowing requested in this Borrowing Request (and the application of the proceeds thereof), the Consolidated Secured Debt Ratio on a Pro Forma Basis shall not exceed 3.50:1.00.

[1]

ABR Loans and Eurodollar Loans requested shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

[2]	Select one, two, three or six month period (or, if each affected Lender so agrees, nine or twelve month period).

[Signature Page Follows]

BANKRATE, INC.

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and as administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement. Pursuant to Sections 5.01(c) of the Revolving Credit Agreement, [            ], [Financial Officer] of Borrower (in such capacity and not in his or her individual capacity), hereby certifies in his capacity as Financial Officer of Borrower, and not in his individual capacity, to the best of his knowledge, as follows:

a. [Attached hereto as Schedule 1 are computations in reasonable detail1 demonstrating compliance by Borrower with the covenants contained in Section 6.08 of the Revolving Credit Agreement for the Test Period ended [            ], 20[    ]] [Attached hereto as Schedule 2 is the report of [accounting firm].]2

b. No Default has occurred under the Revolving Credit Agreement which has not been previously disclosed in writing to the Administrative Agent pursuant to a Compliance Certificate.3

[1]	To accompany financial statements delivered under Sections 5.01(a) and (b) (beginning September 30, 2011), which computations shall be reasonably satisfactory to the Administrative Agent.
[2]

The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default under Section 6.08 of the Revolving Credit Agreement has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

[3]

If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of any corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

D-1

Dated this [    ] day of [            ], 20[     ].

[ ]

By:
Name:
	Title:	[Financial Officer]

D-2

SCHEDULE 1

Financial Covenants

(A) Consolidated Leverage Ratio: Consolidated Total Indebtedness of Borrower and its Restricted Subsidiaries to Consolidated EBITDA, on a Pro Forma Basis

Consolidated Total Indebtedness

Consolidated EBITDA calculation:

(i) Consolidated Net Income for such period;

(ii) Consolidated Interest Expense for such period;

(iii) Consolidated Amortization Expense for such period;

(iv) Consolidated Depreciation Expense for such period;

(v) Consolidated Tax Expense for such period;

(vi) any restructuring charges, including any one-time costs incurred in connection with acquisitions after the Closing Date;

(vii) the amount of net cost savings projected by Borrower in good faith to be realized as a result of specified actions taken or to be taken (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions;[1]

(viii) any costs or expenses incurred by Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in the definition of “Available Amount”;

[1]	(A) No such cost savings shall be added pursuant to clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in (vi) above with respect to such period.

(ix) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (including any impairment charges or the impact of purchase accounting);[2]

(x) the amount of management, monitoring, consulting and advisory fees (including termination fees), closing fees and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement to the extent permitted under Section 6.07 of the Revolving Credit Agreement;

(xi) any transaction costs, fees, expenses or charges related to any equity offering, Investment permitted under Section 6.03, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the offering of the Senior Notes;

(xii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; and

(xiii) the amount of any minority interest expense or non-controlling interest in income of consolidated Subsidiaries deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests);

Subtracting therefrom

(xiv) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in clause (ix)) for such period;

Increased or decreased by (without duplication):

(xv) any net gain or loss resulting in such period from Hedging Obligations (including pursuant to the application of ASC No. 815 – “Derivatives and Hedging Overview”); plus or minus, as applicable; and

[2]	If any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent.

(xvi) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

Consolidated EBITDA ((x) the sum of (i) through (xiii) less (y) the sum of (xiv), plus or minus, as applicable, (xv) and (xvi))[3]

Consolidated Total Indebtedness of Borrower and its Restricted Subsidiaries to Consolidated EBITDA, on a Pro Forma Basis	[ ]:1.00

Maximum Consolidated Leverage Ratio Covenant Requirement	No more than [ ]:1.00

[3]	Each item (i) – (xiii) shall be added in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication.

SCHEDULE 2

[Report of [accounting firm]]

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

Goldman Sachs Bank USA

as Administrative Agent

c/o Goldman Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

with a copy to

Goldman Sachs Bank USA

200 West Street

New York, New York 10282-2198

Attention: [            ]

[Date]

Re: BANKRATE, INC.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08(b) of the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used herein but not defined shall have the meanings given to them in the Revolving Credit Agreement. Borrower hereby requests that on [            ]1 (the “Interest Election Date”),

1. $[            ] of the presently outstanding principal amount of the [Tranche A Revolving Loans][Tranche B Revolving Loans] originally made on [            ],

[1]	Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 2:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

2. all presently being maintained as [ABR Loans][Eurodollar Loans],

3. be [converted into][continued as]

4. [Eurodollar Loans having an Interest Period of [one/two/three/six[/nine][/twelve] months][ABR Loans].2

The undersigned hereby certifies on behalf of Borrower and not his individual capacity that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom: the foregoing [conversion] [continuation] complies with the terms and conditions of the Revolving Credit Agreement (including, without limitation, Section 2.08 of the Revolving Credit Agreement).

[Signature Page Follows]

[2]	If no Interest Period is specified for a Eurodollar Borrowing, then the Interest Period shall be deemed to be of one month’s duration.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

BANKRATE, INC.

By:
Name:
Title:

EXHIBIT F

[Form of]

LC REQUEST

[    ]

GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity as the “Administrative Agent”) under the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

[Contact Information for Issuing Bank to be inserted]

Ladies and Gentlemen:

We hereby request that [            ], as Issuing Bank under the Revolving Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] Letter of Credit for the account of the undersigned1 on [    ]2 (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of [    ]. [Such Letter of Credit was originally issued on [date].

In connection with this request, the undersigned encloses [    ]3.

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Revolving Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit [will be] [is] [    ]4, and such Letter of Credit [will be] [is] in support of [    ]5 and [will have] [has] a stated expiration date of [    ]6. [Describe the nature of the amendment, renewal or extension.]

[1]	Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.
[2]	Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 2:00 p.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).
[3]	The documents to be presented by the beneficiary in connection with any drawing. Note the inclusion of the full text of any certificate to be presented by such beneficiary in connection with any drawing.
[4]	Insert name and address of beneficiary.
[5]	Insert description of the obligation to which such Letter of Credit relates.
[6]	Insert last date upon which drafts may be presented which shall be (in the absence of an Auto-Renewal Letter of Credit) at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.

We hereby certify that:

(1) The undersigned is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(2) Each of the representations and warranties made by the undersigned set forth in Article III of the Revolving Credit Agreement or in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such prior date.

(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order has been issued or is pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by the Revolving Credit Agreement or the making of Loans thereunder.

(4) As of today, and at the time of and after giving effect to the Borrowing requested in this Borrowing Request (and the application of the proceeds thereof), the Consolidated Secured Debt Ratio on a Pro Forma Basis shall not exceed 3.50:1.00.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[ ]

By:
Name:
Title:

EXHIBIT G-1

[Form of]

TRANCHE A REVOLVING NOTE

$[ ][23]	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, BANKRATE, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ] (the “Payee”) or its registered assigns on or before the Revolving Maturity Date (as defined in the Revolving Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)              DOLLARS ($        ) and (b) the aggregate unpaid principal amount of all Tranche A Revolving Loans of the Payee outstanding under the Revolving Credit Agreement referred to below. Borrower further agrees to pay interest in like money in accordance with Section 2.13 of the Revolving Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Revolving Credit Agreement.

The Payee may endorse and attach a schedule to reflect the date, Type and amount of each Tranche A Revolving Loan of the Payee outstanding under the Revolving Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Revolving Credit Agreement and the principal amount subject thereto; provided that the failure of the Payee to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Revolving Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among Borrower, the Guarantors, the lenders party thereto (the “Lenders”, GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Revolving Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Revolving Credit Agreement and the Security Documents. Reference is hereby made to the Revolving Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[23]	Lender’s Tranche A Revolving Commitment.

G-1-1

During the continuance of any one or more of the Events of Default specified in the Revolving Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable, all as provided in Section 8.01 thereof.

Borrower hereby waives presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE REVOLVING CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE REVOLVING CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

G-1-2

BANKRATE, INC., as Borrower

By:
Name:
Title:

G-1-3

EXHIBIT G-2

[Form of]

TRANCHE B REVOLVING NOTE

$ [24]	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, BANKRATE, INC. a Delaware corporation (“Borrower”), hereby promises to pay to the order of [            ](the “Payee”) or its registered assigns on or before the Revolving Maturity Date (as defined in the Revolving Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)             DOLLARS ($            ) and (b) the aggregate unpaid principal amount of all Tranche B Revolving Loans of the Payee outstanding under the Revolving Credit Agreement referred to below. Borrower further agrees to pay interest in like money in accordance with Section 2.13 of the Revolving Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Revolving Credit Agreement.

The Payee may endorse and attach a schedule to reflect the date, Type and amount of each Tranche B Revolving Loan of the Payee outstanding under the Revolving Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Revolving Credit Agreement and the principal amount subject thereto; provided that the failure of the Payee to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Revolving Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among Borrower, the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Revolving Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Revolving Credit Agreement and the Security Documents. Reference is hereby made to the Revolving Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[24]	Lender’s Tranche B Revolving Commitment

G-2-1

During the continuance of any one or more of the Events of Default specified in the Revolving Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable, all as provided in Section 8.01 thereof.

Borrower hereby waives presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE REVOLVING CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE REVOLVING CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

G-2-2

BANKRATE, INC., as Borrower

By:
Name:
Title:

G-2-3

EXHIBIT H

[Form of]

INTERCOMPANY NOTE

New York, New York

[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent, is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Revolving Credit Agreement and the Security Agreement with respect to this Note. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Revolving Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Revolving Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive

(whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) upon written notice given by the Administrative Agent to any Payor after the occurrence and during the continuance of an Event of Default that the Administrative Agent and Lenders intend to exercise remedies under the Loan Documents, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash (other than contingent indemnification obligations not than due and payable), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Banks (if any) and the Lenders and the Administrative Agent, the Issuing Banks (if any) and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Banks (if any) and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[—],
as Payee

By:
Name:
Title:

PAYOR:

EXHIBIT I

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011, among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

The undersigned certifies that it is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:             , 20

I-1

EXHIBIT J

[Form of]

SOLVENCY CERTIFICATE

OF

CHIEF FINANCIAL OFFICER

OF

BORROWER

June [—], 2011

Pursuant to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent, the undersigned hereby certifies, solely in such undersigned’s capacity as Chief Financial Officer of Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans (if any) under the Revolving Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will exceed its debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the assets of Borrower (on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which Borrower or such Subsidiary has provided a guarantee) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Borrower (on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (the valuation of contingent debts and liabilities being computed in light of all facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or material liability); and

d.	Borrower (on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Revolving Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of Borrower, on behalf of Borrower, and not individually, as of the date first written above.

BANKRATE, INC.

By:
Name:	Edward J. DiMaria
Title:	Chief Financial Officer

EXHIBIT K

[Form of]

INCUMBENCY CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (the “Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

The following persons are now duly elected and qualified officers of Borrower, each holding the respective office or offices indicated next to his or her name below, and the signature set forth opposite his or her name below is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver, on behalf of Borrower, the Loan Documents to which Borrower is a party and any certificate or other document to be delivered by Borrower pursuant to the Loan Documents:

Name	Office	Signature

[Remainder of page intentionally left blank]

K-1

IN WITNESS WHEREOF, I have caused this Certificate to be duly executed and delivered as of the date and at the place first written above.

By:
Name:
Title:	Secretary

K-2

EXHIBIT L

[Form of]

JOINDER AGREEMENT

Reference is made to the Revolving Credit Agreement, dated as of June 10, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Revolving Credit Agreement”), among BANKRATE, INC., a Delaware corporation (“Borrower”), the Guarantors, the lenders party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as joint syndication agent and as administrative agent for the Lenders, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as joint syndication agent. Capitalized terms used but not defined herein shall have

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Revolving Credit Agreement in order to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.10(b) of the Revolving Credit Agreement, each Restricted Subsidiary of Borrower that guarantees the obligations under the Senior Notes or any Permitted Refinancing thereof after the Closing Date is required to become a Guarantor under the Revolving Credit Agreement by executing a Joinder Agreement. The undersigned Restricted Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Revolving Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Banks to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 5.10(b) of the Revolving Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Revolving Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Revolving Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties to be made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the Revolving Credit Agreement shall be deemed to include the New Guarantor.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Revolving Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Guarantor, the Administrative Agent or any Lender shall be governed by the terms of Section 10.01 of the Revolving Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

L- 2

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

L- 3